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                                                                   EXHIBIT 99.1


                        LaserVision Makes Announcement

ST. LOUIS, MISSOURI--April 20, 2000--LASER VISION CENTERS, INC. (Nasdaq: LVCI) announced today that it has been served with an administrative complaint issued by the Center For Devices and Radiological Health of the United States Food and Drug Administration (FDA).

The administrative complaint and notice of opportunity for hearing relates to a subpoena served on and disclosed by the Company in March, 1998 regarding the Company's prior use of so-called "international cards", software that enabled its excimer lasers used to perform laser eye surgeries for higher myopia cases (greater than -6.0 diopters) than what was initially approved by the FDA. The FDA ultimately approved the use of an excimer laser for higher myopia cases in January 1998. LaserVision supplied all of the information requested under the subpoena and had had no contact from the FDA after May, 1998. The Company understands that the subpoena was part of an industry-wide investigation into the use of international cards prior to the FDA's approval of the use of excimer lasers for higher myopia cases. The Company does not know if any other companies or individuals have been served with similar complaints.

Many ophthalmologists have taken the position that FDA restrictions on physicians' use of laser equipment through software control--rather than the traditional means of labeling--deny physicians the flexibility to treat individual patients as the physician deems medically necessary, and represent an unwarranted intrusion upon physicians' rights to practice medicine according to their best medical judgment. Currently, ophthalmologists routinely treat patients with high myopia (greater than -10.0 diopters) and the FDA now allows eye surgeons to elect to exceed its approved parameters as a practice of medicine decision. It is estimated that more than 900,000 laser eye surgeries were performed in the U.S. in 1999.

Neither LaserVision, nor any of the hundreds of other excimer lasers in America, which employed these same procedures, have utilized international cards since early 1998. Therefore, this matter will not have a material impact on the Company's operating model, however, the Company could incur increased legal costs in connection with this matter.

The complaint seeks civil penalties from LaserVision and four of its executives in amounts not to exceed $1 million each. The named individuals are John J. Klobnak, James C. Wachtman, Robert W. May and Rikki L. Bradley.

LaserVision is one of the world's largest providers of excimer lasers, related equipment and support services for the treatment of nearsightedness, farsightedness and astigmatism.

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Except for historical information, statements relating to the Company's plan, objectives and future performance are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. Because of various risks and uncertainties, actual strategies and results in future periods may differ materially from those currently expected. Additional discussion of factors affecting the Company's business is contained in the Company's most recent filings with the Securities and Exchange Commission.

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Contact: John A. Stiles
         314-434-6900
         jstiles@laservision.com
         http://www.laservision.com


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